Galena Biopharma Announces a Change to its Board of Directors

San Ramon, California, December 24, 2015 - Galena Biopharma, Inc. (NASDAQ: GALE), a biopharmaceutical company committed to the development and commercialization of targeted oncology therapeutics that address major unmet medical needs, today announced that Steven A. Kriegsman has decided to retire as a Director of the Company when his current term expires the day prior to the June 2016 Annual Meeting of Stockholders. Mr. Kriegsman has served as a Class III Director since 2006 and was a member and chairman of several committees during his tenure. Galena will commence a search for his replacement.

Sanford J. Hillsberg, J.D., Chairman of the Board, stated, “Steve’s vision led to the creation of Galena in 2006 and he has played a very active role as a member of our Board of Directors since then, providing important guidance to the Company on many issues during that time. On behalf of all the members of the Board, I would like to sincerely thank Steve for his decade of service and wish him much success with all of his current and future endeavors.”

“I also would like to express my gratitude to Steve for his numerous contributions to the Company and his personal support over the years,” added Mark W. Schwartz, Ph.D., President and Chief Executive Officer.

About Galena Biopharma

Galena Biopharma, Inc. is a biopharmaceutical company committed to the development and commercialization of targeted oncology therapeutics that address major unmet medical needs. Galena’s development portfolio is focused primarily on addressing the rapidly growing patient populations of cancer survivors by harnessing the power of the immune system to prevent cancer recurrence. The Company’s pipeline consists of multiple mid- to late-stage clinical assets, including novel cancer immunotherapy programs led by NeuVax™ (nelipepimut-S) and GALE-301. NeuVax is currently in a pivotal, Phase 3 clinical trial in breast cancer with several concurrent Phase 2 trials ongoing both as a single agent and in combination with other therapies. GALE-301 is in a Phase 2a clinical trial in ovarian and endometrial cancers and in a Phase 1b given sequentially with GALE-302. For more information, visit www.galenabiopharma.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the progress of the commercialization of our commercial products and development of Galena’s product candidates, patient enrollment in our clinical trials, as well as other statements related to the progress and timing of our development activities, present or future licensing, collaborative or financing arrangements or that otherwise relate to future periods. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those identified under “Risk Factors” in Galena’s Annual Report on Form 10-K for the year ended December 31, 2014 and most recent Quarterly Reports on Form 10-Q filed with the SEC. Actual results may differ materially from those contemplated by these forward-looking statements. Galena does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this press release.

NeuVax is a trademark of Galena Biopharma, Inc.

Source: Galena Biopharma, Inc.

Contact:

Remy Bernarda
SVP, Investor Relations & Corporate Communications
(925) 498-7709
ir@galenabiopharma.com

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